EXHIBIT 99.1

PERICOM ANNOUNCES RENEWED SHAREHOLDER RIGHTS PLAN REPLACING EXISTING SHAREHOLDER RIGHTS PLAN WHICH EXPIRED MARCH 6, 2012

SAN JOSE, Calif., March 6, 2012 – Pericom Semiconductor Corporation (Nasdaq: PSEM), a worldwide supplier of high performance connectivity and timing solutions, today announced that its Board of Directors has unanimously adopted a new shareholder rights plan (the "Rights Plan"), effective March 6, 2012. The Rights Plan was adopted following the expiry of the Company's previous shareholder rights plan.

In connection with the new Rights Plan, the Company declared a dividend of one right for each current common share outstanding. The rights will automatically attach to the common shares and no further action will be required by shareholders. Under the new Rights Plan, as under the previous plan, the rights will be exercisable only if a person or group (with certain exceptions) acquires beneficial ownership of 15% or more of the Company’s common shares or announces a tender offer, the consummation of which would result in ownership by the person or group of 15% or more of the Company’s common shares.

The Rights Plan is intended to enable all Pericom shareholders to realize the long-term value of their investment. The Company seeks to achieve long-term value for its shareholders through the Company’s pursuit of previously-announced strategic initiatives to expand its product solutions in serial connectivity and increase penetration into new market segments with attractive margins. The Rights Plan is designed to assure that Pericom's shareholders receive fair and equal treatment in the event an unsolicited attempt is made to acquire the Company. The Rights Plan is intended to provide the Company’s Board of Directors with sufficient time to consider and evaluate any and all alternatives to such an action and is similar to plans adopted by many other public companies.

The Rights Plan is not being adopted in response to any proposal to acquire control of Pericom and the Company is not aware of any such efforts at this time.

The issuance of the rights is not intended to prevent a sale of control of the Company that is determined by the Board of Directors to be fair, advisable and in the best interests of all the Pericom shareholders.

The rights will trade with Pericom’s common shares, unless and until they are separated upon the occurrence of certain future events. Pericom’s Board may terminate the Rights Plan or redeem the rights prior to the time the rights are triggered. Further details of the Rights Plan will be contained in a Form 8-K to be filed with the Securities and Exchange Commission.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications and consumer market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, California, with design centers and technical sales and support offices globally. For more information about Pericom, visit www.pericom.com.

Safe Harbor Statement

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, whether the Rights Plan will have its intended effects and whether the Company will be successful in expanding its product solutions and expanding into new market segments. Actual results could differ materially from those discussed above. All forward-looking statements included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended July 2, 2011, and in particular, the risk factors sections contained in that report.

Contact: Aaron Tachibana

Pericom Semiconductor

Tel: 408 435-0800

atachibana@pericom.com